Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

MainStay Funds Trust

We consent to the references to our firm under the headings “Pro Forma Financial Information” in the Statement of Additional Information for this Proxy Statement/Prospectus of MainStay CBRE Real Estate Fund, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information for MainStay Funds Trust and The MainStay Funds.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 18, 2019